Exhibit 10(f)

UNION PACIFIC CORPORATION

2004 STOCK INCENTIVE PLAN

Effective as of April 16, 2004

As Amended November 16, 2006

UNION PACIFIC CORPORATION

2004 STOCK INCENTIVE PLAN

1.	PURPOSE

The purpose of the Union Pacific Corporation 2004 Stock Incentive Plan is to promote and closely align the interests of employees of Union Pacific Corporation and its shareholders by providing stock-based compensation and other performance-based compensation. The Plan is intended to strengthen Union Pacific Corporation’s ability to reward performance which enhances long term shareholder value; to increase employee stock ownership through performance-based compensation plans; and to strengthen the Company’s ability to attract and retain an outstanding employee and executive team.

2.	DEFINITIONS

The following terms shall have the following meanings:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Act.

“Approved Leave of Absence” means a leave of absence of definite length approved by the Senior Vice President - Human Resources of the Company, or by any other officer of the Company to whom the Committee delegates such authority.

“Award” means an award of Options, Stock Appreciation Rights, Retention Shares, Stock Units or Incentive Bonuses pursuant to the Plan.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

“Beneficiary” means any person or persons designated in writing by a Participant to the Committee in a form prescribed by it for that purpose, which designation shall be revocable at any time by the Participant prior to his or her death, provided that, in the absence of such a designation or the failure of the person or persons so designated to survive the Participant, “Beneficiary” shall mean such Participant’s estate; and further provided that no designation of Beneficiary shall be effective unless it is received by the Company before the Participant’s death.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any one of the following:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) or (B) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 29, 2004, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

“Committee” means the Committee designated by the Board to administer the Plan pursuant to Section 3.

“Common Stock” means the Common Stock, par value $2.50 per share, of the Company.

“Company” means Union Pacific Corporation, a Utah corporation, and except as utilized in the definition of Change in Control, any successor corporation.

“Incentive Bonus” means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount, payable in cash or Shares, based on satisfaction of such performance criteria as are specified in the Incentive Bonus Document.

“Incentive Bonus Document” means the agreement or other document evidencing the Award of an Incentive Bonus.

“Option” means a non-qualified option granted under Section 6 of the Plan.

“Option Document” means the agreement or other document evidencing the Award of an Option.

“Option Proceeds” means the cash actually received by the Company as payment of the option price upon exercise of an option plus the maximum tax benefit that could be realized by the Company as a result of the option exercise, which shall be determined by multiplying the amount that is deductible as a result of the option exercise (currently, equal to the amount upon which the Participant’s withholding tax obligation is calculated) by the sum of the maximum federal corporate income tax rate for the year of exercise plus an assumed 3% state income tax rate. To the extent that a Participant pays the option price and/or withholding taxes with Shares, Option Proceeds shall not be calculated with respect to the amount paid in such manner.

“Participant” means any employee of the Company or a Subsidiary (including directors who are also such employees) who is granted an Award under the Plan.

“Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” means this Union Pacific Corporation 2004 Stock Incentive Plan, as amended from time to time.

“Prior Plans” means the Union Pacific Corporation 2001 Stock Incentive Plan and the 1993 Stock Option and Retention Stock Plan of Union Pacific Corporation.

“Qualifying Performance Criteria” means the criteria set forth in Section 14.

“Retention Shares” means Shares subject to an Award granted under Section 8 of the Plan.

“Restriction Period” means the period defined in Section 8(b)(i).

“Shares” mean shares of the Company’s Common Stock.

“Stock Administrator” means the Company’s third party stock administrator or any other person or entity designated by the Committee to assist in the administration of this Plan.

“Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan.

“Stock Unit” means a right to receive in the future a Share of Common Stock or, at the option of the Committee, the value of such Common Stock in cash pursuant to an Award granted under Section 9 of the Plan.

“Subcommittee” means one or more separate committees appointed by the Committee pursuant to Section 3.

“Subsidiary” means any corporation of which the Company owns directly or indirectly at least a majority of the outstanding shares of voting stock.

“Unit Restriction Period” means the period defined in Section 9.

“Unit Vesting Condition” means any condition to the vesting of Stock Units established by the Committee pursuant to Section 9.

“Vesting Condition” means any condition to the vesting of Retention Shares established by the Committee pursuant to Section 8.

3.	ADMINISTRATION

a. Composition of Committee. This Plan shall be administered by the Compensation and Benefits Committee of the Board (the “Committee”), as appointed from time to time by the Board. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. The Board, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof and in such instances references herein to the Committee shall refer to the Board. The Committee shall consist of two or more directors each of whom is a “non-employee director” (as such term is defined in Rule 16b-3 promulgated under the Act, as such Rule may be amended from time to time) and an “outside director” (as such term is defined under Section 162(m) of the Code). The Committee may designate the Senior Vice President-Human Resources of the Company or other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

b. Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

(iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the option or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a Change in Control), or other factors;

(iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(vi) to determine the adjustments required pursuant to Section 13;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

c. Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Participants and Beneficiaries. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

d. Delegations to Subcommittees. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more directors of the Company (who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in Section 3(b) with respect to non-executive employees, and such actions shall be treated for purposes of Section 3(c) as if taken by the Committee.

4.	ELIGIBILITY

To be eligible for selection by the Committee to participate in the Plan an individual must be an employee of the Company or a Subsidiary. Directors who are not full-time salaried employees shall not be eligible. The Committee may grant Awards of Options, Stock Appreciation Rights, Retention Shares, Stock Units or Incentive Bonuses to eligible employees.

5.	STOCK SUBJECT TO THIS PLAN

a. Aggregate Limits. The aggregate number of Shares of the Company’s Common Stock that shall be available for grant under this Plan shall be 21,000,000, plus any Shares subject to awards made under Prior Plans that are outstanding on the effective date of this Plan and become available pursuant to Section 5(c). Any Shares granted as Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and four-tenths (1.4) Shares for every one (1) Share granted. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 13. In addition, the aggregate number of Shares available for grant under this Plan shall not be reduced by Shares subject to Awards granted upon the assumption of or in substitution for awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company. The Shares issued pursuant to Awards granted under this Plan may be Shares that either were reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

b. Tax Code Limits. The aggregate number of Shares that may be granted as Options or Stock Appreciation Rights under this Plan during any consecutive 36-month period to any one Participant shall not exceed 3,000,000. The aggregate number of Shares that may be granted as Retention Shares or Stock Units under this Plan during any consecutive 36-month period to any one Participant shall not exceed 750,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 13, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The foregoing limitations shall not apply to the extent that they are no longer required in order for compensation in connection with Awards under this Plan to be treated as “performance-based compensation” under Section 162(m) of the Code.

c. Share Add-Backs. For purposes of this Section 5, the aggregate number of Shares available for Awards under this Plan at any time shall not be reduced by (i) Shares subject to Awards that have been canceled, expired, forfeited or settled in cash, (ii) Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award, or (iii) Shares subject to Awards that otherwise do not result in the issuance of Shares in connection with payment or settlement of an Award. Any Shares that again become available for grant pursuant to clauses (i) through (iii) of this Section 5(c) shall be added back as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights and as one and four-tenths (1.4) Shares if such Shares were subject to

Awards other than Options and Stock Appreciation Rights. In addition, Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award or an award under any of the Prior Plans and Shares repurchased in the open market with Option Proceeds from Awards or awards under any of the Prior Plans shall be available for Awards under this Plan; provided, however, that the increase in the aggregate number of Shares available for grant pursuant to the repurchase of Shares with Option Proceeds shall not be greater than the amount of such proceeds divided by the fair market value of a Share on the date of exercise of the option giving rise to such proceeds. Shares subject to awards made under Prior Plans that do not result in the issuance of Shares for the reasons listed in clauses (i) through (iii) of this Section 5(c) shall be available for grant under this Plan. Each Share that again becomes available for grant in connection with awards under Prior Plans shall be added back as one (1) Share.

6.	TERMS AND CONDITIONS OF OPTIONS

The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others. All Options under the Plan shall be granted subject to the following terms and conditions:

a. Option Price. The option price per share with respect to each Option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date the Option is granted, such fair market value to be determined in accordance with the procedures to be established by the Committee, provided, however, that the option price per share with respect to an Option that is granted in connection with a merger, stock exchange, or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of fair market value on the date the Option is granted.

b. Duration. The Committee shall establish the term of an Option, provided that in no event shall any Option be exercisable subsequent to the tenth anniversary of the date on which it is granted, except that in the event of death during employment or any post-termination exercise period, Options shall remain exercisable for a minimum period of one year from the date of death.

c. Exercise. Except as provided in Section 6(g), the Shares covered by an Option may not be purchased prior to the first anniversary of the date on which the Option is awarded, or such longer period or periods, and subject to such conditions, as the Committee may determine, but thereafter may be purchased at one time or in such installments over the balance of the option period as may be provided in the Option Document. Any Shares not purchased on the applicable installment date may, unless the Committee shall have determined otherwise, be purchased thereafter at any time prior to the final expiration of the Option. To the extent that the right to purchase Shares has accrued thereunder, Options may be exercised from time to time by notice to the Company stating the number of Shares with respect to which the Option is being exercised.

d. Payment. Except as set forth herein, shares purchased under Options shall, at the time of purchase, be paid for in full in cash. All, or any portion, of the option price may, at the discretion of the Committee, be paid (i) under an arrangement with the Stock Administrator where payment is made pursuant to an irrevocable direction to the Stock Administrator to deliver all or part of the proceeds from the sale of Shares issuable under the Option to the Company or (ii) by the surrender (either actually or constructively by attestation) to the Company, at the time of exercise, of Shares of previously acquired Common Stock owned by the Participant, to the extent that such payment does not require the surrender of a fractional share of such previously acquired Common Stock or (iii) by authorizing the Company to withhold Common Stock otherwise issuable on exercise of the Option. Such Shares previously acquired and used to pay the option price shall be valued at fair market value on the date the Option is exercised or as otherwise determined in accordance with the procedures to be established by the Committee. A Participant shall have none of the rights of a shareholder until the Shares are issued to him or her.

e. Restrictions. The Committee shall determine, with respect to each Option, the nature and extent of the restrictions, if any, to be imposed on the Shares that may be purchased thereunder. Without limiting the generality of the foregoing, the Committee may impose conditions restricting absolutely or conditionally the transferability of Shares acquired through the exercise of Options for such periods, and subject to such conditions, including continued employment of the Participant by the Company or a Subsidiary, as the Committee may determine.

f. Non-Transferability of Options. During a Participant’s lifetime, Options may be exercised only by the Participant and shall not be transferable, except for exercise by the Participant’s Beneficiaries following a Participant’s death or as otherwise authorized by the Committee.

g. Termination of Employment. Unless the Committee shall determine otherwise, upon the termination of a Participant’s employment for any reason and except as provided in clause (ii), (iii) or (vi) below, Options shall expire immediately as to those Shares for which they were not then exercisable, and as to the remaining Shares for which the Options were exercisable at the time of such termination of employment, such Options shall expire on the earlier of the expiration of the term of the Options or according to the following schedule:

(i) Retirement. If a Participant ceases to be an employee of the Company or a Subsidiary by reason of retirement under the provisions of the Company’s or a Subsidiary’s pension plan, the Options shall expire, unless exercised, five (5) years after such termination of employment.

(ii) Death or Disability. If (A) a Participant ceases to be an employee of the Company or a Subsidiary prior to the end of the holding period required by Section 6(c) by reason of death or disability under the provisions of the Company’s or a Subsidiary’s long-term disability plan, and (B) upon such termination all conditions to exercisability of the Options required pursuant to Section 6(c) other than such holding period have been satisfied, the holding period required pursuant to Section 6(c) shall automatically be deemed to have been satisfied, and the Options shall expire, unless exercised by the Participant, or if such termination was as a result of Participant’s death, by Participant’s legal representatives or heirs, five (5) years after such termination of employment.

(iii) Disposition of Business. Subject to Section 6(g)(vi) with respect to a Change in Control of the Company, in the case of a termination that is deemed to occur upon the disposition by the Company or any of its Subsidiaries of all or a part of its interest in, or the discontinuance of a business of, a Subsidiary, division or other business unit, (A) if an Option is unexercisable because the holding period or other conditions required by Section 6(c) have not been satisfied in accordance with their original schedule, such Option shall not be forfeited automatically, but the holding period or other conditions required by Section 6(c) shall continue in accordance with their original schedule and the Option shall expire, unless exercised, five (5) years after the date of such termination and (B) if an Option is exercisable, the exercise period of the Option shall expire, unless exercised, five (5) years after the date of such termination;

(iv) Force Reduction Program. Subject to Section 6(g)(vi), in the case of a termination (other than retirement) resulting from a force reduction program instituted by the Company or any of its Subsidiaries, the Option shall expire, unless exercised, three (3) years from the date of termination.

(v) Gross Misconduct. Options shall expire upon receipt by the Participant of the notice of termination if he or she is terminated for deliberate, willful or gross misconduct as determined by the Company.

(vi) Change in Control. Notwithstanding anything to the contrary in this Section 6(g), unless the Committee shall expressly provide otherwise in the Option Document at the time of grant, in the event a Participant’s employment is involuntarily terminated by the Company or any of its Subsidiaries (other than termination as a result of disability or gross misconduct, but including a termination described in subsection (iii) and (iv) above) within two (2) years following a Change in Control, any holding period or other condition required pursuant to Section 6(c) shall automatically be deemed to have been satisfied, the Options shall become fully vested and exercisable, and the Options shall remain exercisable for a period of three (3) years following such termination (or five (5) years following such termination in the case of a termination described in Subsection (i), (ii) or (iii) above) but in no event after the expiration of the term of the Option.

(vii) All Other Terminations. Options shall expire, unless exercised, three (3) months after the date of such termination.

h. Deferral. The Committee may permit a Participant to elect to defer receipt of all or part of the Shares issuable upon the exercise of Options, pursuant to rules and regulations adopted by the Committee. The Committee may not permit the payment of cash in lieu of Shares upon payment of the deferred amount.

i. Option Document. Each Option Document shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the purchase price of the Shares and the means of payment for the Shares, (iii) the term of the Option, (iv) such terms and conditions on the vesting and/or exercisability of an Option, (v) restrictions on the transfer of the Option and forfeiture provisions and (vi) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

j. No Option Repricing. Without the approval of shareholders, the Company shall not reprice any Options, except for adjustments under Section 13 as determined by the Committee. For purposes of this Plan, the term “reprice” shall mean lowering the exercise price of previously awarded Options within the meaning of Item 402(i) under Securities and Exchange Commission Regulation S-K, and shall also include any transactions deemed “repricings” under the relevant rules of the New York Stock Exchange.

7.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

A “Stock Appreciation Right” means a right that entitles the Participant to receive, in cash or Shares (as determined by the Committee), value equal to or otherwise based on the excess of (i) the fair market value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant. Stock Appreciation Rights may be granted to Participants either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6, including without limitation the terms and conditions set forth in Sections 6(a), 6(b) and 6(c) relating to option price, duration and exercise conditions; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions of such Option. Subject to the provisions of Section 6, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Committee.

8.	TERMS AND CONDITIONS OF AWARDS OF RETENTION SHARES

a. General. Retention Shares may be granted to reward the attainment of individual, Company or Subsidiary goals, or to attract or retain officers or other employees of the Company or any Subsidiary, and shall be granted subject to the attainment of performance goals unless the Committee shall determine otherwise. The Committee may specify that the grant, vesting or retention of any or all Retention Shares is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for the grant, vesting or retention of any such Retention Shares shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Retention Shares are granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Retention Shares that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

b.	Restrictions.

(i) Restriction Period and Vesting Conditions. With respect to each grant of Retention Shares under the Plan, the Committee shall determine the period or periods, including any conditions for determining such period or periods, during which the restrictions set forth in Section 8(b) shall apply, provided that in no event, other than as provided in Section 8(c), shall such restrictions terminate prior to three (3) years after the date of grant (the “Restriction Period”), and the Committee may also specify any other terms or conditions, including the attainment of performance goals, to the right of the Participant to receive such Retention Shares (“Vesting Conditions”). Subject to Section 8(c) and any such Vesting Condition, a grant of Retention Shares shall be effective for the Restriction Period and may not be revoked; provided, however, in the event of a Change in Control of the Company (i) with respect to Retention Shares (other than Retention Shares or Stock Units granted pursuant to the Executive Incentive Premium Exchange Program (“PEP”) or any future long term incentive plan (“LTP”)), the Restriction Period shall end with respect to that number of such Retention Shares calculated by multiplying the total number of such Retention Shares by the fraction obtained by dividing the number of full months from the commencement of such Restriction Period through the date of such Change in Control by the total number of months contained in such Restriction Period (determined without regard to this proviso), (ii) with respect to Retention Shares granted to such Participant pursuant to the PEP, the Restriction Period shall end with respect to that number of such Retention Shares equal to (x) that number of such Retention Shares with a fair market value (as of the date of grant) equal to the amount of incentive award such Participant elected to forego in exchange for such Retention Shares (the “Original Retention Shares”), and (y) that number of Retention Shares which the Participant received as a premium under the PEP (the “Premium Retention Shares”) calculated by multiplying the total number of such Premium Retention Shares by the fraction obtained by dividing the number of full months from the commencement of such Restriction Period through the date of such Change in Control by the total number of months contained in such Restriction Period, and (iii) any Retention Shares granted to such Participant pursuant to an LTP shall be subject to the terms of the applicable agreement issued under an LTP. In the event a payment becomes due, the Committee may, in its sole discretion, elect to make such payment either in cash, in Shares, in shares of equity securities of the entity (or its parent) resulting from such Change in Control or in any combination of the foregoing.

(ii) Rights in Retention Shares. At the time of grant of Retention Shares to a Participant, an electronic account representing the number of Shares granted shall be registered in the Participant’s name but shall be held by the Company for his or her account. The Participant shall have the entire beneficial ownership interest in, and all rights and privileges of a shareholder as to, such Retention Shares, including the right to vote such Retention Shares and, unless the Committee shall determine otherwise, the right to receive dividends thereon, subject to the following restrictions, except as provided by Sections 8(b) and 8(c): (A) the Participant shall not be entitled to delivery of the Shares until the expiration of the Restriction Period and the satisfaction of any Vesting Conditions; (B) none of the Retention Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restriction Period or prior to the satisfaction of any Vesting Conditions; and (C) all of the Retention Shares shall be forfeited and all rights of the Participant to such Retention Shares shall terminate without further obligation on the part of the Company unless the Participant remains in the continuous employment of the Company or a Subsidiary for the entire Restriction Period and any applicable Vesting Conditions have been satisfied. Any Shares or other securities or property received as a result of a transaction listed in Section 13 shall be subject to the same restrictions as such Retention Shares unless the Committee shall determine otherwise.

c. Termination of Employment. Unless the Committee shall determine otherwise, upon the termination of a Participant’s employment, Retention Shares shall be treated as provided below:

(i) Retirement. If (A) a Participant ceases to be an employee of the Company or a Subsidiary prior to the end of a Restriction Period, by reason of retirement under the provisions of the Company’s or a Subsidiary’s pension plan at or after actual age 65, and (B) all Vesting Conditions have been satisfied, the Retention Shares granted to such Participant shall immediately vest and all restrictions applicable to such Retention Shares shall lapse. The Shares shall be delivered to the Participant in accordance with the provisions of Section 8(d).

(ii) Death or Disability. If (A) a Participant ceases to be an employee of the Company or a Subsidiary prior to the end of a Restriction Period by reason of death or disability under the provisions of the Company’s or a Subsidiary’s long-term disability plan, and (B) all Vesting Conditions have been satisfied, the Retention Shares granted to such Participant shall immediately vest for the Participant or in his or her Beneficiary, as the case may be, and all restrictions applicable to such Retention Shares shall lapse. The Shares shall be delivered to the Participant’s Beneficiary in accordance with the provisions of Section 8(d).

(iii) Vesting Conditions. If a Participant ceases to be an employee of the Company or a Subsidiary for any reason prior to the satisfaction of any Vesting Conditions (other than as a result of a Change in Control as described in subsection (iv) below), the Participant shall immediately forfeit all Retention Shares then subject to the restrictions of Section 8(b) in accordance with the provisions thereof, except that the Committee may, if it finds that the circumstances in the particular case so warrant, allow a Participant whose employment has so terminated to retain any or all of the Retention Shares then subject to the restrictions of Section 8(b) and all restrictions applicable to such Retention Shares shall lapse. The Shares shall be delivered to the Participant in accordance with the provisions of Section 8(d).

(iv) Change in Control. Notwithstanding anything to the contrary in this Section 8(c), unless the Committee shall expressly provide otherwise in the document(s) evidencing Retention Shares at the time of grant, in the event a Participant’s employment is involuntarily terminated by the Company or any of its Subsidiaries (other than a termination as a result of gross misconduct, but including a termination described in subsection (i) and (ii) above) within two (2) years following a Change in Control, the remaining restrictions with respect to Retention Shares, Original Retention Shares and Premium Retention Shares, including any remaining Restriction Period or Vesting Conditions, shall lapse and the Committee may, in its sole discretion, elect to satisfy its obligations either in cash, in Shares, in shares of equity securities of the entity (or its parent) resulting from such Change in Control or in any combination of the foregoing.

(v) All Other Terminations. If a Participant ceases to be an employee of the Company or a Subsidiary prior to the end of a Restriction Period for any reason other than death, disability or retirement at or after actual age 65 as provided in Section 8(c)(i) and (ii) or a termination pursuant to Section 8(c)(iv), the Participant shall immediately forfeit all Retention Shares then subject to the restrictions of Section 8(b) in accordance with the provisions thereof, except that the Committee may, if it finds that the circumstances in the particular case so warrant, allow a Participant whose employment has so terminated to retain any or all of the Retention Shares to the extent that the Restriction Period set forth in Section 8(b) has been satisfied and all Vesting Conditions applicable to such Retention Shares shall lapse. The Shares shall be delivered to the Participant in accordance with the provisions of Section 8(d).

d. Payment of Retention Shares. At the end of the Restriction Period and after all Vesting Conditions have been satisfied, or at such earlier time as provided for in Section 8(c), all restrictions applicable to the Retention Shares shall lapse, and the Shares equal to the number of Retention Shares, free of all restrictions, shall be delivered to the Participant or his or her Beneficiary, as the case may be.

9.	STOCK UNITS

The Committee may also grant Awards of Stock Units under the Plan. With respect to each grant of Stock Units, the Committee shall determine the period or periods, including any conditions for determining such period or periods, during which any restrictions on vesting shall apply, provided that in no event, other than in connection with a termination of employment, shall such period or periods be less than three (3) years (the “Unit Restriction Period”). The Committee may also make any Award of Stock Units subject to the satisfaction of other conditions, including the attainment of performance goals, or contingencies (“Unit Vesting Condition”), in order for a Participant to receive payment of such Stock Unit Award, which shall be established by the Committee at the time of the Stock Unit Award. The Committee may specify that the grant, vesting or retention of any or all Stock Units is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for the grant, vesting or retention of any such Stock Units shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Stock Units are granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Stock Units that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Awards of Stock Units shall be payable in Shares or cash as determined by the Committee. The Committee may permit a Participant to elect to defer receipt of payment of all or part of any Award of Stock Units pursuant to rules and regulations adopted by the Committee. Unless the Committee provides otherwise at the time an Award of Stock Units to a Participant is made, the provisions of Sections 8(b) and 8(c) of this Plan relating to the vesting and forfeiture of Retention Shares upon termination of employment shall apply to any termination of employment by such Participant during the Unit Restriction Period or prior to the satisfaction of any Unit Vesting Condition for such Award.

10.	TERMS AND CONDITIONS OF INCENTIVE BONUSES

Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period established by the Committee.

a. Incentive Bonus Document. Each Incentive Bonus Document shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.

b. Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus Award, which criteria may be based on financial performance and/or personal performance evaluations. The maximum amount payable as an Incentive Bonus may be a multiple of the target amount payable. The maximum amount payable as an Incentive Bonus under this Plan during any calendar year to any one Participant shall not exceed $10 million unless such limitation is no longer required under Section 162(m) of the Code. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Incentive Bonus Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

c. Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event. An Incentive Bonus may be payable in Shares or in cash. Any Incentive Bonus that is paid in cash shall not affect the number of Shares otherwise available for issuance under this Plan.

d. Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

11.	DIVIDENDS AND DIVIDEND EQUIVALENTS

Any Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments on the Common Stock subject to the Award, whether or not such Award has been exercised or is vested. Such payments may be made in cash or may be credited as cash or Stock Units to a Participant’s account and later settled in cash or Shares or a combination thereof, as determined by the Committee. Such payments and credits may be subject to such conditions and contingencies as the Committee may establish.

12.	REGULATORY APPROVALS AND LISTING

The Company shall not be required to issue to a Participant or a Beneficiary, as the case may be, any certificate for any Shares upon exercise of an Option or Stock Appreciation Right or for any Retention Shares granted under this Plan or to make any payment with respect to any Incentive Bonus or Stock Unit granted under this Plan prior to (a) the obtaining of any approval from any governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable, (b) the admission of such Shares to listing on any stock exchange on which the Common Stock may then be listed, and (c) the completion of any registration or other qualification of such Shares under any state or federal law or rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.

13.	CHANGES IN CAPITAL STRUCTURE

a. Corporate Actions Unimpaired. The existence of outstanding Awards (including any Options) shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Company of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary to provide equitable treatment to a Participant.

b. Adjustments Upon Certain Events. If the outstanding Shares or other securities of the Company, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization, or equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), the Committee will, and if such event occurs after a Change of Control, the Committee will, appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities without changing the aggregate exercise or settlement price.

14.	QUALIFYING PERFORMANCE CRITERIA

For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow (before or after dividends), (b) earnings per share (including earnings before interest, taxes, depreciation and amortization), (c) stock price, (d) return on equity, (e) total shareholder return, (f) return on capital (including return on total capital or return on invested capital), (g) return on assets or net assets, (h) market capitalization, (i) total enterprise value (market capitalization plus debt), (j) economic value added, (k) debt leverage (debt to capital), (l) revenue, (m) income or net income, (n) operating income, (o) operating profit or net operating profit, (p) operating margin or profit margin, (q) return on operating revenue, (r) cash from operations, (s) operating ratio, (t) commodity or operating revenue, (u) market share, (v) customer service index, (w) service delivery index, (x) productivity and (y) safety. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (z) asset write-downs, (aa) litigation, claims, judgments or settlements, (bb) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (cc) accruals for reorganization and restructuring programs and (dd) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to shareholders for the applicable year.

15.	TANDEM STOCK OR CASH RIGHTS

Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

16.	TAXES

a. Withholding Requirements. The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant or Beneficiary of any taxes that the Committee determines are required in connection with the grant, vesting, exercise, payment or settlement of any Award under this Plan, and a Participant’s or Beneficiary’s rights in any Award and in any Shares or other benefits thereunder shall be subject to satisfaction of such conditions.

b. Payment of Withholding Taxes. Notwithstanding the terms of Section 16(a), the Committee may provide in the agreement or other document evidencing an Award or otherwise that all or any portion of the taxes required to be withheld or, if and to the extent permitted by the Committee, desired to be paid by the Participant, in connection with the exercise, vesting, settlement or transfer of any Award may be paid by withholding Shares otherwise issuable or subject to such Award, or by the Participant’s delivering previously acquired Shares (either actually or constructively by attestation), in each case having a fair market value equal to the amount required or elected to be withheld or paid, or by the Stock Administrator paying such amount pursuant to an irrevocable commitment by the Stock Administrator to deliver to the Company proceeds from the sale of the Shares issuable under the Award. Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to approval by the Committee.

17.	TRANSFERABILITY

Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution. Further, any Shares deferred under Section 6(h), Stock Units deferred under Section 9, or Incentive Bonuses deferred under Section 10(c) shall not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner.

18.	TERM OF THIS PLAN

No Awards shall be granted pursuant to the Plan after April 16, 2014, but any Award theretofore granted may extend beyond that date and the terms and conditions of this Plan shall continue to apply thereto.

19.	TERMINATION OR AMENDMENT OF THIS PLAN

The Board may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the anti-dilution adjustment provisions of Section 13(b), no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c)	reduce the option price of outstanding Options;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants; or

(f)	increase the individual maximum limits in Sections 5(b) and 10(b).

The Board may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted by the Plan amend any agreement evidencing an Award made under this Plan, but no amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20.	LEAVE OF ABSENCE

Unless the Committee shall determine otherwise, a leave of absence other than an Approved Leave of Absence shall be deemed a termination of employment for purposes of this Plan. An Approved Leave of Absence shall not be deemed a termination of employment for purposes of this Plan, but the period of such Approved Leave of Absence shall not be counted toward satisfaction of any Restriction Period or Unit Restriction Period or any holding period described in Section 6(c).

21.	GENERAL PROVISIONS

a. Employment At Will. Neither the Plan nor the grant of any Award nor any action by the Company, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company or a Subsidiary. The Company and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of the Company or a Subsidiary, as the case may be, its interest may so require.

b. Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Utah and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

c. Resale or Transfer of Shares. The Committee may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares received in connection with an Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other participants and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

22.	NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options, stock appreciation rights, restricted stock, stock units or incentive bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

23.	COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of management and other key employees. No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

24.	LIABILITY OF COMPANY

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

25.	EFFECTIVE DATE

The Plan shall become effective upon approval of the shareholders of the Company.

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